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                                                                   Exhibit 10.13

              SABRE SUBSCRIBER AGREEMENT - (UNITED STATES)

      This SABRE* Subscriber Agreement (the "Agreement") is entered into by and between SABRE Travel Information Network, a division of The SABRE Group, Inc. ("TSG") and the undersigned ("Customer"), as of the date executed by TSG below ("Effective Date") regarding the provision of products and services set forth herein to Customer's locations within the United States and its territories.

1. LEASE TERM

1.1 Lease. For the term specified in Article 1.2 below, TSG shall lease to Customer the System, as defined herein.

1.2 Term. The lease term of the System shall commence on the date of installation and shall continue for ____ months ("Initial Term"). Any additional System installed subsequent to the date of execution of this Agreement by TSG shall be subject to the same terms and conditions as this Agreement and shall have a term of ____ months commencing on the date of installation ("Additional Term").

2. DEFINITIONS.

The following terms shall have the following meanings in this Agreement:

2.1 Agreement means this SABRE Subscriber Agreement, and all Amendments, Schedules and Supplements made a part hereof.

2.2 Charges has the meaning given in Article 3.2.

2.3 Communication Protocol means the rules or standards on how data transmission takes place across computer networks.

2.4 Confidential Information means this Agreement, any and all applicable rights to patents, copyrights, trademarks and trade secrets, proprietary and confidential information of TSG or Customer, their affiliates, subsidiaries, successors or assigns concerning their past, present or future research, development, business activities or affairs, finances, properties, methods of operation, processes and systems, agreements (including without limitation private fare or special discount agreements) related to the business of TSG or Customer.

2.5 Information Provider means any party, other than Customer, which provides information for inclusion in the SABRE System, including, without limitation, Reed Elsevier Inc., the publisher of the Official Airline Guide.

2.6 Instructions means any and all manuals, operating procedures, manufacturer's recommendations, rules, and instructions delivered or made available to Customer by TSG either in hard-copy or via the SABRE System, and which must be complied with by Customer. Such Instructions may be unilaterally revised or amended by TSG at any time.

2.7 Internet means the global computer network commonly referred to as the "Internet".

2.8 Internet Connection means any connection between the Internet and the SABRE System or System for the purpose of allowing clients of Customer to make direct reservations for the products and services offered in the SABRE System.

2.9 ISP means any third party computer network which connects Customer or its employees to the SABRE System or the System via the Internet. ISPs and ISP supplied equipment such as datalines or browser software are not included in the definitions of the SABRE System or the System.

2.10 Non-SABRE Traffic means data other than that passing to and from the SABRE System which is transmitted and received by Customer using the System.

2.11 Non-Standard System means any hardware, software, communication access devices or firmware not acquired from TSG, including any such Non-Standard System acquired from an ISP.

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* SABRE is a registered trademark of a subsidiary of The SABRE Group, Inc.
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2.12 PNR means a passenger name record created in the SABRE System.

2.13 Participant means any air carrier (including scheduled, charter, domestic and international airlines) car rental company, surface transportation carrier, hotel or lodging provider, railroad, steamship company, cruise or tour operator or other vendor of travel related products, information or services which has an agreement with TSG for the display of information regarding its products or services in the SABRE System.

2.14 Prohibited Segment means a Travel Service Segment for which no corresponding space has been reserved within the transporting carrier's internal reservation system.

2.15 SABRE Booking means an airline, hotel, tour, rental car or cruise Segment that obligates a Participant to pay a booking fee to TSG and that is created in or processed through the SABRE System by Customer during any one calendar month or that is secured to Customer's location, less cancellations made prior to the Segment Activity Date. SABRE Bookings are credited in the latter of (i) the calendar month in which the Segment Activity Date occurs or (ii) the calendar month in which the Segment is actually processed by the SABRE System for billing to the Participant. SABRE Bookings may include additional product or service Segments in the future at TSG's sole discretion.

2.16 SABRE Component means all memory, disk storage space, ports and any other element of the Standard Equipment.

2.17 SABRE Licensee means a person or entity licensed to market the SABRE System in a designated area of the world.

2.18 SABRE Subscriber means a person or entity, other than an airline, which utilizes the SABRE System to make reservations. The term "SABRE Subscriber" shall include any person or entity making reservations through any version of the SABRE System or through a SABRE Licensee.

2.19 SABRE System means TSG's global distribution system (commonly referred to as a computerized reservation system) which collects, stores, processes, displays and distributes information through computer terminals concerning air and ground transportation, lodging and other travel related products and services offered by travel suppliers and which enables SABRE Subscribers to (i) reserve or otherwise confirm the use of, or make inquiries or obtain information in relation to, such products and services and/or (ii) issue tickets for the acquisition or use of such products and services.

2.20 [deleted text in executed original.]

2.21 Segment means (a) for airline bookings, each separate flight segment reservation identified by a separate flight number in a PNR, multiplied by the number of passengers booked in such PNR for such flight segment; (b) for hotel bookings, each separate reservation that is processed through the SABRE System with an action status code of HK, KK or KL regardless of the number of rooms, suites or other accommodations or the number of persons or the duration of the stay; (c) for car rental bookings, each separate reservation that is processed through the SABRE System with an action status code of HK, KK or KL regardless of the number of vehicles or persons or the duration of the rental; and (d) for cruise and tour bookings, each separate reservation that is created in or processed through the SABRE System and confirmed by the Participant, regardless of the number of cabins or travelers or the duration of the cruise or tour. The term Segment does not include Prohibited Segments.

2.22 Segment Activity Date means the first date listed in a PNR for the relevant Segment.

2.23 Site means Customer's location at which the System is to be installed.

2.24 Standard Equipment means the items of hardware and communication access devices, including, without limitation, communication data lines and networks, file servers, gateways, CSU/DSU devices, and ticket and hard copy printers leased to Customer by TSG in accordance with this Agreement and identified on Amendment No. 1 to this Agreement.

2.25 Supplement means a document reflecting any changes to the System, and/or Charges or discounts related thereto, all as agreed to by the parties. A Supplement will be provided by TSG upon request of Customer.

2.26 System means the Standard Equipment, SABRE Component, System Software and/or Internet Connection.
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2.27 System Software means that software delivered by TSG to Customer.

2.28 Transaction means a grouping of characters transmitted to the SABRE System whether such transmission is made in the SABRE System manually or automated, including transmissions made through an Internet Connection. Each transmission to the SABRE System from Customer constitutes one Transaction. No input message may exceed three hundred (300) characters in length.

2.29 Transaction Limit has the meaning given in Article 10.3.

2.30 Transaction Ratio has the meaning given in Article 3.3.

2.31 Travel Service Segment means a SABRE Booking entered in the SABRE System with an action status code of GK, GL, BK, BL, HN, YK, HK*, or HL*.

3. CHARGES AND PAYMENTS

3.1 [deleted in executed original.]

3.2 Charges. All amounts payable to TSG ("Charges") shall be due and payable in United States dollars within sixty (60) days of the date of TSG's invoice, without setoff or counterclaim.

3.3 Additional Charges. Customer agrees to pay to TSG additional Charges at TSG's then prevailing rate or as otherwise set forth herein for services and materials including without limitation the following: (a) the installation or removal of Standard Equipment; (b) Standard Equipment relocation within the Site; (c) each Site disconnect or relocation to different premises; (d) modifications, upgrades, enhancements or additions of Standard Equipment and/or System Software; (e) any applicable fees for non-compliance with any payment terms; (f) installation of peripheral devices requested by Customer, (g) processing Transactions which exceed the level of [CONFIDENTIAL TREATMENT REQUESTED] Transactions per SABRE Booking ("Transaction Ratio") shall be charged to Customer at the rate of [CONFIDENTIAL TREATMENT REQUESTED] for each Transaction in excess of [CONFIDENTIAL TREATMENT REQUESTED] per SABRE Booking,
(h) materials for use with the Standard Equipment, including, but not limited to, ticket stock for use with thermal ticket printers, and (i) connecting the System to other TSG approved networks or systems. The Transaction Ratio is subject to change by TSG upon thirty (30) days advance notice to Customer. If the Transaction Ratio decreases, TSG and Customer agree to discuss the impact of such decrease on Customer's business and determine what changes, if any, can be made to this Agreement.

3.4 [deleted in executed original.]

3.5 Increases. The Charges for data lines or other communication access devices shall be subject to increase, at any time and without limitation, to cover any increase in the actual cost imposed upon TSG by the telecommunications vendor.

3.6 Modifications. TSG's completion of any modification to the System or Customer's payment of any revised Charges related thereto, whichever occurs first, constitutes acceptance and ratification of the modifications to the System and the revised Charges and/or discounts related thereto.

3.7 Interest. Charges not paid within sixty (60) days after they become due shall accrue interest at the rate of one and one-half percent (1.5%) per month or the highest rate permitted by the governing law indicated in Article 15.1, whichever is less.

3.8 Taxes. Customer shall pay any taxes, or assessments including any interest or penalty thereon levied as a result of this Agreement, excluding taxes measured by the net income of TSG. Customer shall indemnify and hold harmless TSG from all costs, fines and expenses (including reasonable legal costs) incurred by TSG resulting from Customer's failure to pay taxes as provided in this Article.
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4. INSTALLATION AND DELIVERY

4.1 Delivery. TSG shall arrange for delivery of the System F.O.B. the Site, on the estimated installation date.

4.2 Installation. Subject to Article 4.3, TSG shall install, or cause to be installed, the System at the Site. Customer shall allow installation of the System at the Site. Customer's failure to do so or to give adequate assurance that it will do so on the estimated installation date, will constitute an Event of Default pursuant to Article 14.1.2.

4.3 Customer's Obligations Prior to Installation. Customer, at its expense, shall be responsible for preparing, on or before the estimated installation date, the Site for the System in accordance with the Instructions. If installation of the System is prevented or delayed because of Customer's failure to prepare the Site, TSG shall use reasonable efforts to install the System upon Customer's compliance with this Article and upon payment of all reasonable expenses incurred by TSG resulting from Customer's failure to prepare the Site.

4.4 Relocation and Possession. Customer shall at all times keep the System in its sole possession and control at the Site. Customer shall not move any part of the System from the Site without first obtaining the written consent of TSG. Such consent will not be unreasonably withheld.

4.5 Communication Access. Except when Customer utilizes an ISP to access the SABRE System, TSG or its designated third party shall install the necessary communication access device to connect the System to the SABRE System and other approved systems or networks. All such devices are either owned by TSG or such third-party, are subject to this Agreement, and shall be returned to TSG or the third-party as TSG directs upon termination of the Agreement.

4.6 Non-Standard System.

      4.6.1 Subject to Customer's compliance with all other terms and conditions of this Agreement, TSG agrees to allow Customer to connect or use Non-Standard System with the System without TSG's prior written consent, except to the extent that such Non-Standard System consists of communications data lines, emulator boards, gateways, routers, ticket printers or other devices connecting directly to the System or SABRE System ("Reserved Equipment"). TSG consent for Reserved Equipment shall be conditioned upon TSG certification and approval prior to its use with the System. Such consent may be withheld in order to preserve the integrity of the SABRE System and the System.

      4.6.2 Customer shall represent and warrant to TSG that the Non-Standard System and its connection to the System conforms in all respects to TSG's Non-Standard System standards and specifications, a copy of which Customer may request from TSG, and will not be altered or modified without prior notice to TSG.

      4.6.3 Customer shall remove all Non-Standard System placed on or within the Standard Equipment prior to TSG's removing such Standard Equipment from Customer's Site. TSG disclaims, and Customer hereby waives and indemnifies, any responsibility or liability on the part of TSG, under any theory whatsoever, for any Non-Standard System that Customer has failed to remove from the Standard Equipment prior to TSG's removing such Standard Equipment from Customer's Site.

      4.6.4 Customer shall not use Non-Standard System in conjunction with the System for any function not specifically outlined in this Agreement and any use or attempted use for any other function shall constitute an Event of Default under Article 14.1.2.

      4.6.5 Customer shall also ensure that TSG has access to Customer's Site on request for conducting on-site inspections, testing or to oversee installation of the Non-Standard System. Customer is responsible for ensuring that any Standard Equipment at Customer's Site is connected to the System for the purposes of performing testing and diagnostics on such Standard Equipment by TSG's designated agent. If TSG and Customer reasonably determine that the Non-Standard System is causing, or contributing to, a problem with the System, the SABRE System or another SABRE Subscriber's access to or operation of the SABRE System, then TSG has the right to restrict access to the SABRE System upon notice to Customer as provided for in this Agreement and TSG shall have no liability to Customer for such restriction of access.

      4.6.6 Customer agrees that its continued right to maintain the connection between the Non-Standard System and the System and/or the SABRE System and to use the Non-Standard System in
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      connection with the Standard Equipment shall be dependent upon Customer's full cooperation with requests by TSG to repair, alter, modify, or where necessary, de-install the Non-Standard System if TSG and Customer reasonably determine that the Non-Standard System, or a component thereof, is impairing the System, the SABRE System or another SABRE Subscriber's access to or operation of the SABRE System.

      4.6.7 Customer shall pay TSG a mutually agreed upon rate for all employee resources expended by TSG in connection with on-site inspection and/or testing of the Non-Standard System after installation, service calls and any travel and incidental expenses incurred by TSG's personnel or vendors for the conduct of such monitoring, inspecting, testing or service calls; provided, however, that after the initial installation of the Non-Standard System, TSG will make such on-site inspections or test only TSG and customer reasonably believe that the Non-Standard System is impairing the System, the SABRE System or another SABRE Subscriber's access to or operation of the SABRE System.

      4.6.8 Customer agrees that TSG has first and complete access to the SABRE Component. If, as a result of Customer's use of Non-Standard System, an upgrade of the SABRE Component is required, Customer shall comply with the applicable provisions of this Agreement.

      4.6.9 TSG reserves the right to modify the SABRE System or the System, even if such modification requires changes in Customer's Non-Standard System. TSG will notify Customer in advance of such changes. Any expenses incurred in modifying Customer's Non-Standard System to conform to the SABRE System or System modifications shall be the sole responsibility of Customer.

4.7 Acceptance of System. Upon establishment of a successful connection with the SABRE System and any other TSG approved systems or networks, Customer shall be deemed to have accepted the System. Any use of the System, additional System and/or Non-Standard System further constitutes acceptance of this Agreement by Customer.

5. REPAIRS AND MAINTENANCE

5.1 Repairs and Maintenance. Upon prompt notification from Customer, TSG or its designated agent shall promptly repair and maintain or replace the Standard Equipment provided that the Standard Equipment has been subject to reasonable operation. Customer shall not make any modifications nor attempt to perform repairs or maintenance of any kind to the System.

5.2 Limitation. TSG is not responsible for repairs and maintenance of any Non-Standard System or other hardware, software or communication access devices at Customer's Site or at the locations of other TSG approved systems or networks beyond the point at which they are connected to the System and/or the SABRE System.

5.3 Notification. Customer shall promptly inform TSG of any breakdown of the Standard Equipment by contacting SABRE Customer Services. Customer shall maintain a record of all occasions upon which repair or maintenance service is performed and make such records available to TSG upon request.

5.4 Charges. Repair or maintenance services on Standard Equipment during normal business hours (9:00 a.m. to 9:00 p.m. local time, Monday through Friday, excluding legal holidays) are included in the Charges, provided that the Customer has not been negligent and the Standard Equipment has been subject to reasonable operation; otherwise, Customer will be charged a service fee in accordance with TSG's or its independent contractor's then prevailing rates.

5.5 Non-Standard System. All maintenance of the Non-Standard System shall be the sole responsibility of the Customer. SABRE Customer Services will address calls from Customer regarding a malfunction of the Non-Standard System if TSG determines that the malfunction is not attributable to the Non-Standard System. Customer shall pay TSG's then prevailing maintenance charges for any maintenance calls for the SABRE System or the System if TSG reasonably determines that the problems were caused by or attributable to the Non-Standard System.
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6. TITLE AND OWNERSHIP OF SYSTEM.

The System leased hereunder shall remain the property of TSG. Customer shall not in any other manner dispose of the System or any part thereof or suffer any lien or legal process to be incurred or levied on the System.

7. INSURANCE

7.1 General. Customer shall take all necessary precautions to protect the System installed at Customer's Site.

7.2 At its own cost, Customer shall procure and maintain insurance, from an insurer and on terms and conditions acceptable to TSG, insuring the System against all risk of loss or damage, including, without limitation, the risk of fire, theft and any other such risks as are customarily insured in a standard all risk policy. Such insurance shall also provide the following:

      7.2.1 Full replacement value coverage for the Standard Equipment, which value shall be provided by TSG to Customer as of the Effective Date.

      7.2.2 An endorsement naming TSG as a co-insured and as a loss payee to the extent of its interest in the Standard Equipment; and

      7.2.3 An endorsement requiring the insurer to give TSG at least thirty
      (30) days prior written notice of any intended cancellation, non-renewal, material change in coverage or, within thirty (30) days of the event, written notice of any default in the payment of a premium.

7.3 Risk of loss for and damage to the System shall pass to the Customer upon delivery of the System to the Site.

7.4 TSG may request at any time proof of such insurance and/or other form of surety from Customer. The failure of Customer to produce such proof or surety within thirty (30) days of the request by TSG will be considered an Event of Default as defined in Article 14.1.2 herein.

8. TITLE AND OWNERSHIP OF CONFIDENTIAL INFORMATION

8.1 Each party's Confidential Information shall remain that party's exclusive property.

8.2 Each party shall maintain the confidentiality of the other party's Confidential Information at all times during and after the term of this Agreement. Neither party shall use, sell, sublicense, transfer, publish, disclose, display, or otherwise make available to others, except as authorized in this Agreement or as required by law, the Confidential Information of the other party or any other material relating to the Confidential Information of the other party nor shall either party permit its officers, employees, agents, contractors or subcontractors to divulge the other party's Confidential Information without that party's prior written consent. The parties agree that their obligations of confidentiality shall be subject to compliance with all applicable securities laws and regulations.

8.3 Customer shall use the data, other than Non-SABRE Traffic, transmitted under this Agreement ("Data") solely for the benefit of itself and its customers in connection with rendering the following services: (i) air carrier, hotel, car and rail reservations, including schedule quotations; (ii) customer accounting and record keeping activities; or (iii) the sale of or reservations for other miscellaneous products or services offered in the SABRE System. Customer shall not publish, disclose or otherwise make available to any third party any compilation of Data obtained from the SABRE System. However, Customer may use specific Data for the benefit of its customers in connection with any reservation or schedule quotation production of a hard copy travel itinerary, invoice, statement or ticket.

8.4 Nothing in this Agreement shall be interpreted to limit in any way TSG's right to use, market, sell or publish any booking related data subject only to any applicable laws or regulations.

9. SYSTEM SOFTWARE LICENSE

9.1 Ownership of System Software. Customer acknowledges that TSG or the original manufacturer of the System Software, as applicable, owns or has licensed from the owner, copyrights in the respective System Software and that ownership and title are retained by the manufacturer or its licensor. All applicable rights to patents, copyrights, trademarks, and trade secrets inherent in the System Software and pertinent thereto are and shall remain TSG's or the original manufacturer's sole and exclusive property.
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Any copy of such System Software must incorporate any copyright, trade secret, or trademark notices or legends appearing in the original version delivered to Customer.

9.2 Grant of License. Subject to the provisions of this Agreement and for the term specified in Article 1.2, either TSG or the original manufacturer grants to Customer a non-transferable, non-exclusive limited license to use the System Software subject to the following restrictions: (a) Customer shall use the System Software solely in connection with its use of the SABRE System, (b) the System Software shall be used and installed solely at the Site and solely used on the Standard Equipment or Non-Standard System authorized under Article 4.6,
(c) the System Software shall be used solely for internal purposes and only in the ordinary course of business, (d) Customer shall not compile, reverse compile, decompile, disassemble, reverse assemble or reverse engineer the System Software or any portion thereof, (e) the System Software shall not be copied or reprinted in whole or in part except (i) a reasonable number of copies of each program may be made in machine readable form for reasonable archival or backup purposes or (ii) when TSG has granted permission to do so, (f) Customer shall not lease, sell, license, sublicense or otherwise transfer the System Software to any other party, and (g) the terms of this Agreement shall govern the System Software license unless modified by a license which may be associated with a particular software product, wherein the license associated with that particular software product shall govern.

9.3 Modification Rights. Customer shall not modify the System Software or merge such software into other programs or create derivative works based on such software. Additionally, Customer shall not delete or cause to be deleted the System Software from the Standard Equipment. Notwithstanding anything to the contrary contained herein, noncompliance with this provision shall constitute an Event of Default under this Agreement and this Agreement shall immediately terminate and Customer shall be obligated to pay TSG damages as specified in
Article 14.2 hereof.

9.4 Upgrades and Modifications. All tangible objects containing or relating to the System Software are the sole and exclusive property of TSG or the manufacturer. In the event TSG modifies the System Software, it may deliver such modified System Software to Customer at its then current charge, if any, and Customer shall promptly return to TSG any and all tangible objects relating to all previous versions of the System Software as provided in Article 15.7. Customer shall be solely responsible for protecting all software not obtained from TSG hereunder and the data related thereto in the event of a software upgrade. Customer, in order to receive an upgraded or updated program, shall comply with any and all terms, conditions and Instructions requested by TSG.

9.5 Operating Program.

      9.5.1 Customer acknowledges that the System Software may incorporate, in part, copyrighted materials pertinent to the Operating Program a as identified on on attachment ("Operating Program"). Customer agrees that such copyrighted portions shall be subject to the Operating Program copyright and license.

      9.5.2 If Customer requires additional Operating Programs, Customer shall notify TSG and TSG will provide Customer with additional copies to support additional video agent sets pursuant to this Agreement.

      9.5.3 Customer will look only to TSG and not to the manufacturer for any support, maintenance, assistance and upgrades and the like with respect to the Operating Program and the manufacturer shall have no liability to Customer in relation to the Operating Program.

      9.5.4 No action, regardless of form, arising out of the license of the Operating Program may be brought more than two years after the cause of action has arisen.

      9.5.5 Customer shall physically retain a copy of the Conditions of Use for SABRE Users (Attachment I) with each applicable video agent set or dedicated fileserver/processor eligible to use such Operating Program.

10. OPERATION OF THE SABRE SYSTEM AND THE SYSTEM

10.1 Operation of System.

      10.1.1 The SABRE System and the System shall be operated by Customer solely for the purposes and functions expressly permitted by this Agreement and in strict accordance with the Instructions. Customer shall not in any way utilize the System for the direct or indirect purpose of
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      bypassing or circumventing the SABRE System in communicating in any way with Participants. Any violation of this provision will be deemed an Event of Default under Article 14.1.2.

      10.1.2 Customer may use the System to transmit and receive Non-SABRE Traffic only from those systems or networks approved in writing by TSG. Customer acknowledges that in cases of communications capacity limits being reached, data transmission through the System with the SABRE System will be given priority over any Non-SABRE Traffic.

      10.1.3 Customer shall access the SABRE System only through the System, an ISP or another system or device authorized in writing by TSG.

      10.1.4 Customer shall take all precautions necessary to prevent unauthorized operation or misuse of the SABRE System or the System, including without limitation, speculative booking, shell bookings, reservation of space in anticipation of demand, or improper record or access. In the event of misuse of the SABRE System or the System, TSG reserves the right, in addition to all rights under the Agreement, to immediately terminate the Agreement.

      10.1.5 Customer shall not enter any Prohibited Segments into the SABRE System. Prohibited Segments so entered shall not be calculated in determining productivity levels under the Agreement. All Travel Service Segments shall be removed from the SABRE System should corresponding space be canceled direct via telephone with the transporting carrier.

10.2 Non-Exclusivity. This Agreement is not exclusive and nothing in the Agreement is intended to preclude or prohibit Customer from using any other computerized reservation system. The parties agree that Customer's expected use of the System is the Fixed Monthly Discount Booking Level as set forth in Amendment No. 1 to this Agreement.

10.3 Transaction Volume. Notwithstanding the provisions of Article 3.3(g), TSG shall have the right, upon thirty (30) days notice to Customer to limit Customer to generating no more than [CONFIDENTIAL TREATMENT REQUESTED] Transactions per SABRE Booking ("Transaction Limit"). The Transaction Limit may be changed by TSG upon thirty (30) days advance notice to Customer.

10.4 Training. TSG will make available introductory SABRE System training during the installation process. For purposes of this Article, the installation process is defined as anytime between contract signing by both Customer and TSG through two months after installation is complete.

      10.4.1 TSG agrees to provide, at its expense, six training classes, for one or more students, annually at Customer's Site or at a TSG training facility. Course topic and agenda will determine location.

      10.4.2 The training described in Article 10.4 shall be performed at Customer's Site or at a location designated by TSG.

      10.4.3 Except as otherwise provided herein, Customer is responsible for all training of all its employees in the proper use of the SABRE System.

      10.4.4 In addition to the training described in Article 10.4, TSG may offer to Customer supplemental training programs on a local level at TSG's then prevailing rate and method of delivery. Such training may consist of, but not be limited to, workshops, seminars, self-paced instruction and individual consultations.

      10.4.5 Customer and its trainees agree to comply with all training procedures and rules established by TSG, and TSG reserves the right to remove any Customer trainee from the training program if such trainee fails to comply with such procedures and rules.

      10.4.6 TSG may, at its discretion, monitor or test Customer's employee's training levels. If TSG determines the training level of any one or more of Customer's employees to be insufficient, then Customer will institute such additional training at its own expense (including, if necessary, additional training by TSG at TSG's then prevailing charges) as may be necessary to bring Customer's employees to the level of training required by TSG.

11. WARRANTY, AND LIMITATION OF WARRANTY, LIABILITY AND REMEDY

11.1 SABRE Warranty. TSG agrees to use reasonable efforts to maintain the availability of the SABRE System, but shall have no liability for interruptions in the operation of the SABRE System except as specifically provided herein. Subject to the terms hereof, in the event that the SABRE System is not

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operable ninety-five percent (95%) of the total normal business hours each month, excluding periods for maintenance of Standard Equipment or other scheduled down time ("Normal Time"), TSG will reduce the monthly Charges (on a pro-rata basis according to the percentage of Normal Time during which the SABRE System was not operable at least ninety-nine percent (99%) of the Normal Time. For purposes of this article, normal business hours shall be 9:00 a.m. to 9:00 p.m., local time, Monday through Sunday. The SABRE System shall be deemed inoperable if Customer is unable, after calling SABRE Customer Service to make any SABRE Bookings as a result of a failure attributable to the SABRE System. To request a reduction under this Article, Customer shall submit a written record to TSG and request an adjustment in the monthly charges. Customer's written records must be submitted in a timely manner and include, at a minimum, the date and time of the outage, the time the outage was reported to SABRE Customer Service, the time the SABRE System was restored (within normal business hours as defined above) and the type of outage.

11.2 Limited Warranty of the System. In the event of a material malfunction or defect in an unaltered component of the System that substantially affects performance of the System that is reported by Customer to TSG and that can be reproduced by TSG, TSG will use reasonable efforts to correct such malfunction or defect without additional charge to Customer. THE FOREGOING SHALL BE CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR ANY MALFUNCTION OR DEFECT IN THE SYSTEM. IF SUCH MALFUNCTION OR DEFECT MATERIALLY IMPAIRS CUSTOMER'S USE OF THE SYSTEM AND CANNOT BE CURED AS PROVIDED IN THIS SECTION, THEN CUSTOMER'S ALTERNATE SOLE AND EXCLUSIVE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT WITHOUT FURTHER LIABILITY TO TSG FOR DAMAGES HEREUNDER.

11.3 Exclusion Of Other Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE, THE USE OF THE SABRE SYSTEM, THE DATA DERIVED FROM THE SABRE SYSTEM, THE SYSTEM AND/OR ANY COMPONENTS THEREOF ARE PROVIDED TO CUSTOMER BY TSG, ANY INFORMATION PROVIDER OR THE OWNER OF ANY ELEMENT OF THE SYSTEM (AS THE CASE MAY
BE) "AS IS AND WITH ALL FAULTS". ALL OTHER WARRANTIES ARE HEREBY DISCLAIMED INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF ACCURACY, COMPLETENESS AND NON-INFRINGEMENT OF THE DATA DERIVED FROM THE SABRE SYSTEM, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING OUT OF COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

11.4 Limitation of Liability.

      11.4.1 NEITHER TSG NOR ANY INFORMATION PROVIDER NOR ANY OWNER OF ANY ELEMENT OF THE SYSTEM OR THE SABRE SYSTEM SHALL BE LIABLE TO CUSTOMER OR ANY THIRD PARTY FOR ANY INJURY, LOSS, CLAIM OR DAMAGE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF TSG OR ANY INFORMATION PROVIDER OR BY ANY OWNER OF ANY ELEMENT OF THE SYSTEM OR BY EVENTS BEYOND THE CONTROL OF TSG OR OF ANY OF THOSE OTHER PERSONS, EXCEPT FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TSG.

      11.4.2 IF A PASSENGER USES A CONFIRMED TICKET FOR AIR TRANSPORTATION ISSUED PURSUANT TO A RESERVATION MADE BY CUSTOMER BY MEANS OF THE SABRE SYSTEM AND IS REFUSED CARRIAGE BECAUSE OF AN OVERSALE OF SEATS OR THE LACK OF RECORD OF SUCH RESERVATION, THE SOLE REMEDY OF CUSTOMER SHALL BE AS SET FORTH IN THE TARIFF OF THE REFUSING CARRIER OR APPLICABLE TERMS AND CONDITIONS OF THE CARRIER'S CONTRACT OF CARRIAGE.

      11.4.3 TO THE EXTENT THAT TSG HAS ANY LIABILITY UNDER THIS AGREEMENT OR UNDER ANY THEORY OF LIABILITY, TSG'S CUMULATIVE LIABILITY FOR DAMAGES TO CUSTOMER HEREUNDER SHALL BE LIMITED TO THE LESSER OF (1) CUSTOMER'S DIRECT DAMAGES OR (2) TWO MILLION DOLLARS ($2,000,000).

      11.4.4 NEITHER TSG NOR ANY INFORMATION PROVIDER NOR ANY OWNER OF ANY ELEMENT OF THE SYSTEM SHALL BE LIABLE TO CUSTOMER UNDER ANY THEORY OF LIABILITY OR ANY FORM OF ACTION, INCLUDING NEGLIGENCE FOR ANY INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, REVENUE OR SAVINGS, OR THE LOSS OF USE OF ANY DATA, EVEN IF THAT PERSON THAT WOULD HAVE BEEN

      LIABLE IN THE ABSENCE OF THIS SECTION HAD BEEN ADVISED OF, KNEW, OR SHOULD HAVE KNOWN, OF THE POSSIBILITY THEREOF.

11.5 NON-SABRE TRAFFIC. CUSTOMER ACKNOWLEDGES THAT IT IS SOLELY LIABLE FOR THE CONTENT, ACCURACY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OR OTHER THIRD PARTY RIGHTS, OF THE NON-SABRE TRAFFIC. CUSTOMER WARRANTS THAT THE TRANSMISSION AND RECEIPT OF NON-SABRE TRAFFIC BY CUSTOMER IS NOT IN CONTRAVENTION OF ANY LAWS, RULES OR REGULATIONS. FURTHER, CUSTOMER HEREBY WARRANTS THAT IT HAS ENTERED INTO SUCH SEPARATE AGREEMENTS AS IT DEEMS NECESSARY OR APPROPRIATE WITH THE SYSTEMS OR NETWORK PROVIDERS FOR THE TRANSMISSION AND RECEIPT BY CUSTOMER OF THE NON-SABRE TRAFFIC AND, IN PARTICULAR, CUSTOMER WARRANTS THAT IT SHALL BE SOLELY LIABLE TO THESE PROVIDERS FOR ANY MALFUNCTION OR OTHER ADVERSE IMPACT EXPERIENCED BY SAID PROVIDERS AS A RESULT OF THE TRANSMISSION AND RECEIPT BY CUSTOMER OF THE NON-SABRE TRAFFIC.

12. INDEMNIFICATION

12.1 Customer and TSG ("Indemnitor") hereby agree to indemnify and hold each other, their affiliates, subsidiaries, successors and assigns and their officers, directors, agents and employees ("Indemnitees") harmless from and against third-party liabilities, including, but not limited to, attorneys' fees, and other expenses incident thereto, ("Claims") which may be threatened against, or recoverable from the Indemnitees by reason of any injuries to or death of persons or loss of, damage to, or destruction of property to the extent arising out of or in connection with any act, or omission of the Indemnitor. Indemnitor may not settle any Claim without obtaining the prior consent of the Indemnitees; unless, however, the settlement provides full exculpation of the Indemnitees.

12.2 Customer will indemnify TSG for any Claims, including debit memos issued by Participants, arising from Customer's misuse of the SABRE System including, without limitation, making fraudulent bookings and/or failing to honor Participant ticketing and fare rules.

13. ASSIGNMENT

13.1 Assignment Or Sublease By Customer. Customer shall not sublease, transfer or assign this Agreement or any portion thereof, or any right or obligation hereunder, unless customer has obtained the prior written consent of TSG, which consent shall not be unreasonably withheld, except, however, Customer may assign this Agreement to its successors, affiliates or subsidiaries now existing or hereafter organized. Any attempted assignment in violation of this Article shall be void.

13.2 Assignment by TSG. TSG shall have the right to sell, transfer, assign or delegate its interests, rights and/or obligations, without the prior consent of Customer, and, provided that such transferee or assignee assumes all of TSG's obligations, TSG shall be released of all obligations after the effective date of such sale, transfer, delegation or assignment. TSG shall provide notice to Customer of any such sale, transfer, delegation or assignment. Customer shall have the option to terminate the Agreement upon TSG's assignment of the Agreement. Within 30 days of receipt of TSG's notice of assignment, Customer shall provide written notice to TSG of Customer's intent to terminate the Agreement pursuant to this paragraph.

14. TERMINATION AND DEFAULT

14.1 Default By Customer. The occurrence of any one or more of the following events shall constitute a non-exclusive event of default (the "Event of Default") pursuant to the terms of this Agreement.

      14.1.1 Customer fails to pay any amount within 60 days of the due date;

      14.1.2 Any representation by Customer is discovered to be materially misleading or inaccurate, or Customer fails to perform any material covenant, agreement, obligation, term or condition contained herein;

      14.1.3 Customer terminates or cancels this Agreement or any portion thereof, except as expressly permitted in this Agreement;

      14.1.4 Customer ceases to do business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay debts as they become due, acquiesces in the appointment of a trustee, receiver or liquidator for it or any substantial part of its assets or properties, or executes an agreement to sell all or substantially all of its assets without obtaining the consent for assignment of this Agreement under Article 13.1.

      14.1.5 Customer fails to secure and maintain Airlines Reporting Corporation ("ARC") accreditation for ticketing of reservations;

      14.1.6 Events of Default described in 14.1.1, 14.1.2, 14.1.4 and 14.1.5 shall not be cause for termination if Customer cures such failure within thirty (30) days after date of written notice from TSG. If Customer cures its failure as provided in this provision, said failure shall not be considered to be an Event of Default for the purposes of Article 14.2.

14.2 TSG's Rights Upon Termination. Upon the occurrence of an Event of Default and subject to Article 14.1.6, TSG shall have the right to any one or more of the following remedies; (i) terminate this Agreement and Customer's access to the SABRE System, the System and any other approved systems or networks; (ii) except as limited by this Agreement, seek all legal and equitable remedies to which it is entitled, and (iii) retake immediate possession of the System. If Customer's Event of Default results in termination, Customer agrees to pay to TSG actual damages suffered by TSG as a result of such Event of Default. The Customer and its affiliates, representatives, officers, directors and advisors shall not be liable to TSG under any theory of liability.

14.3 Termination By Customer. In the event that TSG breaches any material term of this Agreement, which breach continues for a period of thirty (30) days after TSG receives from Customer written notice which sets forth the specific breach and Customer's intent to terminate the Agreement if such breach is not cured, then Customer may immediately terminate the Agreement upon separate written notice to TSG. Customer may not otherwise cancel, terminate, modify, repudiate, excuse or substitute this Agreement without TSG's prior written consent, which TSG may withhold in its absolute discretion.

15. MISCELLANEOUS

15.1 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA. CUSTOMER HEREBY SUBMITS AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS AND THE COURTS OF THE STATE OF TEXAS IN ANY DISPUTE ARISING OUT OF THIS AGREEMENT.

15.2 Binding Effect. Except as otherwise provided, this Agreement shall inure to the benefit of and bind the successors and assigns of the parties hereto.

15.3 Deletion of Equipment. During the term of the Agreement, Customer may delete up to ten percent (10%) of the installed productive video agent set terminal addresses and printers, contingent upon the following: (a) Customer provides documentation of a substantial decrease in the number of SABRE Bookings, which decrease is the result of the loss of its commercial accounts and/or customer base; (b) Customer notifies TSG, in writing, of the description and location of the equipment to be deleted (the "Deleted Equipment"); (c) Customer pays to TSG the then current de-installation charges for the Deleted Equipment plus any outstanding Charges for such Deleted Equipment up through the Stop Billing Date which TSG will specify to Customer; and (d) Customer will forfeit all right and equity, if any, in the Deleted Equipment removed from Customer's location.

      15.3.1 If Customer complies with the requirements identified in 15.3 above, TSG shall de-install the Deleted Equipment and disconnect it from the System.

      15.3.2 TSG shall defer all Charges related to the Deleted Equipment ("Deferred Charges") from the Stop Billing Date to the termination date of this Agreement on the following conditions: (a) the Additional Term and all other terms and conditions of this Agreement that would have applied to the Deleted Equipment, shall apply to any Standard Equipment added to the System after the Stop Billing Date, up to an amount equal in number and type to the Deleted Equipment or such lesser amount agreed to by TSG ("Re-installed Equipment"); and (b) Customer shall pay TSG all applicable Charges for the Re-installed Equipment, including installation, lease, maintenance and use Charges, at TSG's then current rates.

      15.3.3 The Deferred Charges shall be deemed waived by TSG at the end of the Initial Term of the Agreement or any renewal thereof if Customer has not breached this Agreement. Interest shall accrue on the Deferred Charges at the maximum rate allowed by applicable law from the date of the deferral until payment. In addition to all other rights under Article 14.2, TSG shall be entitled to immediate payment of the Deferred Charges plus interest upon default by Customer.

15.4 Entire Agreement. This Agreement and the Instructions constitute the entire agreement of the parties as to the matters set forth herein and shall supersede any previous understandings, agreements, representations, statements, negotiations and undertakings, whether written or oral, between the parties relating to the matters set forth herein. Any amendment to this Agreement must be in writing and signed by the authorized representatives of both parties.

15.5 Force Majeure. TSG and Customer shall be relieved of their obligations hereunder in the event and to the extent and only so long as that performance is delayed or prevented by any cause reasonably beyond their control, including, but not limited to, acts of God, public enemies, war, civil disorder, fire, flood, explosion, labor disputes or strikes, or any acts or orders of any governmental authority, inability to obtain supplies and materials (including without limitation computer hardware) or any delay or deficiency caused by the electrical or telephone line suppliers or other third parties.

15.6 Notices. Unless otherwise stated, notices given or required under this Agreement must be in writing and shall be deemed delivered upon deposit through the United States Mail, to TSG at P. O. Box 619615, MD 3558, Dallas/Fort Worth, Texas, 75261-9615 (to be sent to the attention of SABRE Travel Information Network, Financial Services) or to the Customer at the following address: 980 Kelly Johnson Drive, Las Vegas, NV 89119

15.7 Return of System. Upon the termination of this Agreement for any reason, Customer, at its sole cost and expense, shall return the System and all Confidential Information as requested by TSG, in good repair, condition and working order, less normal and ordinary wear and tear, by delivering it to a common carrier selected and designated by TSG, F.O.B. the destination designated by TSG in writing.

15.8 SABRE System Modification. TSG retains the right to modify the SABRE System, at its discretion at any time during the term of this Agreement. However, such modifications will not materially impair Customer's ability to access and use the SABRE System in the manner expressly permitted in this Agreement.

15.9 Severability. Any provision of this Agreement which may be determined by a court or other competent governmental authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, without invalidating the remaining provisions thereof, unless said prohibition or unenforceability materially alters the rights or obligations of either party.

15.10 Subsequent Acts of Government. In the event that there is any change in any statute, rule, regulation or order governing the operation of computerized reservations systems, or air transportation generally or the SABRE System, which in any way materially impairs the benefits of this Agreement to TSG, then the parties hereto will commence consultation in order to determine what, if any, changes to this Agreement are necessary or appropriate, including, but not limited to, early termination of this Agreement. If the parties hereto are unable to agree upon changes in the Agreement in response to such new statute, rule, order or regulation within thirty (30) days after commencement of such consultation, this Agreement may be canceled by TSG upon giving Customer ninety
(90) days prior written notice of such cancellation. If TSG elects to terminate the Agreement pursuant to this Article, except for Customer's obligation to pay any and all Charges incurred through the date of termination, each party shall be relieved of any future obligations under this Agreement as of the effective date of cancellation. Each party shall bear its own costs and expenses incurred as a result of said termination. Customer does not have the right to terminate the Agreement under this provision.

15.11 Surviving Sections. If the term of the Agreement expires or is terminated for any reason before Customer has paid to TSG all of the sums currently due, the Agreement shall survive such expiration or termination to the extent necessary to protect TSG's rights until all sums currently due and owing to TSG have been paid. Notwithstanding anything to the contrary referenced herein, Articles 6, 8, 11 and 12 shall survive the termination of this Agreement.

15.12 Waiver. A failure or delay of either party to require strict performance to enforce a provision of this Agreement or a previous waiver or forbearance by either party shall in no way be construed as a waiver or continuing waiver of any provision of this Agreement.

15.13 Acknowledgment. Customer hereby acknowledges that TSG has offered Customer a SABRE Subscriber Agreement with a three (3) year term with reasonable terms and conditions.

16. INTERNET CONNECTIONS

16.1 Limited License. Customer may establish an Internet Connection using TSG's products or a third party application. Customer is hereby given a limited license to utilize data transmitted from the SABRE System for purposes of developing, operating and maintaining a reservation booking site solely for the use of its customers and according to the other limitations contained in this Agreement, including, without limitation, Article 8.3. All uses of the SABRE System through an Internet Connection will be considered uses by Customer under this Agreement. Customer may not utilize any data transmitted from the SABRE System for purposes of developing, operating or maintaining a reservation booking site or any other redisplay of SABRE System data for any third party including any un-affiliated travel agencies.

16.2 Termination. The limited license granted in Article 16.1 may be terminated by TSG for any reason upon five (5) days written notice to Customer. Upon such termination Customer must immediately remove the Internet Connection and cease utilizing data transmitted under the Agreement for purposes of developing, operating or maintaining a reservation booking site.

16.3 Branding. Customer agrees to adhere to the branding standards and requirements as communicated by TSG which may be modified from time to time upon thirty (30) days advance notice to Customer.

16.4 Charges. Customer will pay a Charge for each PNR created through an Internet Connection at TSG's then current rate.

17. TSG RESERVES THE RIGHT TO CHANGE SABRE GUARANTEE PROGRAM RULES, REGULATIONS, AND SPECIAL OFFERS WITHOUT NOTICE, AND TO END SABRE GUARANTEE PROGRAMS WITHOUT NOTICE

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

                       ALL SIGNATURES MUST BE IN BLACK INK

     GLOBAL DISCOUNT TRAVEL SERVICES


By:
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   (Signature)

Name:
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     (Print Name)

Title:
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Date:
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Agency Name:
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Pseudo City Code:
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        THE SABRE GROUP, INC.


By:
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   (Signature)

Name:
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     (Print Name)

Title:
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Date:
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